Registration No. 333-________
As filed with the Securities and Exchange Commission on February 23, 2009
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLACK BOX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	95-3086563 (I.R.S. Employer Identification No.)
1000 Park Drive
Lawrence, Pennsylvania 15055
(Address of principal executive offices)

BLACK BOX CORPORATION
2008 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Christopher H. Gebhardt, Esquire	Copies of communications to:
General Counsel Black Box Corporation 1000 Park Drive Lawrence, Pennsylvania 15055 (Name and address of agent for service) 724-746-5500 (Telephone number of agent for service)	Ronald Basso, Esquire Buchanan Ingersoll & Rooney PC One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, Pennsylvania 15219-1410 412-562-8800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	Per Share	Price	Registration Fee
Common Stock	9,000 shares	$32.00 (1)	$288,000 (1)	$11.32	(1)
(par value $.001 per share)	2,691,000 shares	$22.16 (2)	$59,632,560 (2)	$2,343.56	(2)

Total	2,700,000 shares	—	$59,920,560	$2,354.88

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). In accordance with Rule 457(h), such price is the price at which the options may be exercised.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). In accordance with Rule 457(h), such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq Global Select Market on February 18, 2009.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed with the Securities and Exchange Commission (“SEC”) by Black Box Corporation, a Delaware corporation (the “Company”), and are incorporated herein by reference and made a part hereof:
     (a) the Annual Report on Form 10-K for the fiscal year ended March 31, 2008;
     (b) the Quarterly Reports on Form 10-Q for the fiscal quarters ended June 28, 2008, September 27, 2008 and December 27, 2008;
     (c) the Current Reports on Forms 8-K filed with the SEC on June 3, 2008, July 29, 2008, October 28, 2008 and January 27, 2009 (two current reports on Forms 8-K filed on this date);
     (d) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on December 14, 1992, including any amendments or reports filed for the purpose of updating such description; and
     (e) all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law for any unlawful payment of dividends or stock purchase or redemption or (4) any transaction from which the director derived an improper personal benefit.

     Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) in the case of a criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in an action, suit or proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Under Delaware law, expenses incurred by an officer or director, or by any former officer, former director, employee or agent as deemed appropriate by the board of directors, in defending any civil, criminal, administrative or investigative action, suit or proceedings, may be paid by a corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such officer, director, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by a corporation in its certificate of incorporation or by-laws, by vote of its stockholders or disinterested directors, in an agreement or otherwise.
     Under the Delaware General Corporation Law, termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.
     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Company’s Second Restated Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law for any unlawful payment of dividends or stock purchase or redemption or (4) any transaction from which the director derived an improper personal benefit.
     The Company’s Second Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws contain provisions that provide for indemnification of officers and directors and advancement of expenses to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.
     The Company maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions, against certain liabilities which may be incurred in those capacities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following is a list of exhibits filed as part of this Registration Statement.

EXHIBIT NO.	DESCRIPTION

5.01	Opinion of Buchanan Ingersoll & Rooney PC

10.01	Black Box Corporation 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit I to the Proxy Statement for the 2008 Annual Meeting of Stockholders filed on Schedule 14A, file number 0-18706, filed with the SEC on June 26, 2008)

23.01	Consent of BDO Seidman, LLP

23.02	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.01 hereto)

24.01	Powers of Attorney (contained herein on signature page)

Item 9. Undertakings.
     The Company hereby undertakes:
(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on this 23rd day of February, 2009.

BLACK BOX CORPORATION
By:	/s/ R. Terry Blakemore
R. Terry Blakemore
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints R. Terry Blakemore and Michael McAndrew, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 23rd day of February, 2009.

SIGNATURE	CAPACITY

/s/ William F. Andrews William F. Andrews	Director

/s/ Richard L. Crouch Richard L. Crouch	Director

/s/ Thomas W. Golonski Thomas W. Golonski	Director

/s/ Thomas G. Greig Thomas G. Greig	Director and Chairman of the Board

/s/ Edward A. Nicholson Edward A. Nicholson, Ph.D.	Director

/s/ R. Terry Blakemore R. Terry Blakemore	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Michael McAndrew Michael McAndrew	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.01	Opinion of Buchanan Ingersoll & Rooney PC

10.01	Black Box Corporation 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit I to the Proxy Statement for the 2008 Annual Meeting of Stockholders filed on Schedule 14A, file number 0-18706, filed with the SEC on June 26, 2008)

23.01	Consent of BDO Seidman, LLP

23.02	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.01 hereto)

24.01	Powers of Attorney (contained herein on signature page)